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                                                                    EXHIBIT 99.2

                         Hypertension Diagnostics, Inc.
                           2915 Waters Road, Suite 108
                                 Eagan, MN 55121


Alpha Capital Aktiengesellschaft
Stonestreet Limited Partnership
Palisades Equity Fund, L.P.
Ellis Enterprises Ltd.
Bristol Investment Fund, Ltd.

                                October 15, 2002


         Re:      Waiver of Existing Defaults

Ladies and Gentlemen:

         Unless otherwise specified, capitalized terms used in this letter have the meanings set forth in that certain Subscription Agreement dated March 27, 2002 (the "Agreement") by and between Hypertension Diagnostics, Inc. (the "Company") and Alpha Capital Aktiengesellschaft, Stonestreet Limited Partnership, Palisades Equity Fund, L.P., Ellis Enterprises Ltd., Bristol Investment Fund, Ltd., as subscribers (the "Subscribers").

     1. Existing Defaults. The following events shall each be an "Existing Default" and collectively the "Existing Defaults":

              a. The failure of the Company to obtain the Approval on or before the Approval Date;
              b. The failure of the Company to comply with the requirement for continued listing on The Nasdaq SmallCap Market for a period of seven (7) consecutive trading days because the minimum bid price of its Common Stock was less than $1.00 (the "Bid Price Default"); and
              c. The receipt by the Company on August 27, 2002 of a notice from The Nasdaq Stock Market, Inc. stating that the Company is not in compliance with the requirements for continued listing because of the failure of the Company's Common Stock to maintain a minimum bid price of $1.00 for a period of thirty
                  (30) consecutive trading days.


     2. Non-Registration Event. The following shall be an "Event:" the occurrence of a Non-Registration Event resulting from the registration of less than 125% of the amount of Common Shares necessary to allow full conversion of the Notes, if any shall have occurred.

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     3.  Waiver. Subject to the satisfaction of the conditions set forth in
         Section 4 and 5 below, each of the Subscribers: (a) waives the Bid Price Default whether now existing or existing as of and after the Special Meeting Date, effective as of the Special Meeting Date; (b) waives each and every Existing Default, other than the Bid Price Default, whether now existing or existing as of and through the Special Meeting Date, all effective as of the Special Meeting Date; and (c) waives the Event, whether now existing or existing as of and through the Registration Statement Date, effective as of the Registration Statement Date (collectively (a), (b) and (c) are the "Waiver"). Further, each of the Subscribers: (a) agrees that upon effectiveness of the Waiver, each provision of the Agreement, the Note and the Warrant shall be read as if no Existing Default or Event waived by the Waiver had ever existed; and (b) consents and agrees that the Company may make a public announcement of the terms of this letter on the date of execution. The Company agrees that, except with respect to paragraph
         (a) above of this Section 3, the Waiver shall not be deemed to be a consent to, waiver of or modification of any other term or condition of the Agreement, the Note or the Warrant for any date after the Special Meeting Date or the Registration Statement Date, as the case may be. Further, the Waiver is not a course of action upon which the Company may rely in the future.

     4. Conditions Precedent. The effectiveness of the Waiver is subject to satisfaction of the following conditions precedent:

              a. Solicitation. The Company shall engage D.F. King & Co., Inc., 77 Water Street, New York, NY 10005, as a solicitation agent in connection with the Company's Special Meeting of Shareholders scheduled for September 25, 2002 and as subsequently adjourned or postponed (the "Special Meeting"); and

              b. Shareholder Approval. The Company shall obtain the Approval on or before October 25, 2002, with the actual date of the Approval being referred to as the "Special Meeting Date" in this letter.

     5. Additional Condition Precedent. In addition to the conditions precedent described in Section 4, the effectiveness of the Waiver with respect to the Event is subject to the additional condition precedent that the Company file on or before November 15, 2002 a registration statement to register for resale an additional 750,000 shares of its Common Stock issuable upon conversion of the Notes, with such date of filing being referred to in this letter as the "Registration Statement Date."

     6. Governing Law. This letter will be construed and enforced in accordance with the substantive laws of the State of New York without giving effect to the conflicts of laws principles of any jurisdiction.

     7. Entire Agreement. This letter contains the entire understanding of the parties hereto with respect to the subject matter contained herein. There are no restrictions, promises, warranties, covenants, or undertakings, other than those expressly provided for herein. This letter supersedes all prior agreements and undertakings between the parties with respect to such subject matter.


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     8.  Severability of Invalid Provision. If any one or more covenant or agreement provided in this letter should be contrary to law, then such covenant or agreement will be null and void and will in no way affect the validity of the other provisions of this letter, which will otherwise be fully effective and enforceable.

     9. Counterparts. This letter may be executed in any number of counterparts, each of which will be an original, but all of which will constitute one and the same instrument. Any executed counterpart of this letter delivered by facsimile or other electronic transmission to a party to this letter will constitute an original counterpart of this letter.

     10. No Other Modification. Except as expressly amended by the terms of this letter, all other terms of the Agreement remain unchanged and in full force and effect.

         If you are in agreement with the foregoing, please sign where indicated.

                                                  Very Truly Yours,

                                                  HYPERTENSION DIAGNOSTICS, INC.

                                                  By: /s/ Greg H. Guettler
                                                      --------------------------
                                                      Its: President

         Accepted and Agreed:
         ALPHA CAPITAL AKTIENGESELLSCHAFT

         By: /s/ Thomas Hackl
             --------------------------------------------------
             Its: Director

         STONESTREET LIMITED PARTNERSHIP

         By: /s/ E.A. Leonard
             --------------------------------------------------
             Its: Chief Operating Officer

         PALISADES EQUITY FUND, L.P.

         By: /s/ Paul Mannion
             --------------------------------------------------
             Its: General Partner

         ELLIS ENTERPRISES LTD.

         By:
             --------------------------------------------------
             Its: Authorized Officer

         BRISTOL INVESTMENT FUND, LTD.

         By: /s/ Paul Kessler
             --------------------------------------------------
             Its: Director


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